Ex. 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), entered into this 8th day of October, 2015, between VIASPACE Inc., a Nevada corporation (the “Company”), and Carl Kukkonen (the “Employee”),

Witnesseth That:

Whereas, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

Now, Therefore, in consideration of the mutual covenants and Agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position; Employment Period

The Company hereby employs the Employee as its Chief Technology Officer, and the Employee hereby agrees to serve in such capacity, for the period beginning October 1, 2015, and ending on September 30, 2016 (the “Employment Period”).

2. Performance of Duties

The Employee agrees that during the Employment Period he shall devote his full business time to the business affairs of the Company and shall perform his duties faithfully and efficiently subject to the direction of the Chairman of the Board of the Company and the Chief Executive Officer; provided that the foregoing shall not limit or prevent the Employee from serving on the board of directors of charitable organizations or other business corporations not in competition with the Company. The Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

3. Compensation

(a) Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(b) Salary. Employee shall receive an annual salary, payable monthly, in an amount which shall initially be $120,000 per annum, subject to such increases as may from time to time be determined by the Chairman of the Board of the Company.

(c) Bonus. In addition to the Base Compensation, during the Employment Term, Employee shall be entitled to such bonuses as may from time to time be determined by the Board. For the “Employment Period”, Employee will be awarded a bonus of 10% of the gross revenue generated by the Company. This bonus will be paid within 10 days of the receipt of funds. The total bonus available to Employee is capped at $100,000 during the “Employment Period”.

(d) Benefits. Company will pay for Employee’s medical and dental insurance under the Company’s medical and dental family insurance plan. If Employee has medical and dental family plan independent of Company plan, Employee will be reimbursed for costs paid under independent plan.

(e) Vacation and Personal Leave. Employee shall be entitled to twenty (20) paid time off days for each twelve (12) consecutive calendar monthly period during the Employment Period, to be taken in accordance with the vacation accrual schedule, if any, and carried over only to the extent set forth or otherwise permitted in Company’s personnel policies or employee handbook.

(f) Reimbursement of Company Business Expenses. Company shall within thirty (30) days of its receipt from Employee of supporting receipts, to the extent required by applicable income tax regulations and Company’s reimbursement policies, reimburse Employee for all out-of-pocket business expenses reasonably and actually incurred by Employee in connection with his employment hereunder including Employee’s cell phone and internet charges. Board approval shall be required for any single expense exceeding $10,000 or for expenses exceeding in the aggregate annually $120,000. Reimbursement of any and all Business Expenses is conditioned on Employee submitting his request to Company for reimbursement and supporting substantiation within ninety (90) days of the date on which any such expenses shall have been incurred.

(g) Employee will purchase $3,000 per month of VIASPACE stock at the same terms given to Chairman Dr. Kevin Schewe, on the date of his most recent purchase of VIASPACE stock. Employee will use the net after-tax proceeds of his bonus to purchase additional VIASPACE stock on the same terms.

(h) Employee is willing to continue serving on the Board of Directors with the same compensation given to external board members.

4. Disability

Subject to the provisions of paragraph 8, if the Employee’s employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive an annual salary and benefits in accordance with paragraphs 3(a) and 3(b) through the end of the full calendar month of such disability but not in any event beyond the end of the Employment Period.

For purposes of this Agreement the term “Disability” means a physical or mental disability which renders the Employee incapable of performing his duties under this Agreement and which disability has existed for at least one month, as determined by an independent physician selected by the Company and agreed to by the Employee. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under the Company’s disability insurance programs.

5. Competing Businesses

During the period of his employment under this Agreement, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company, or with any of its subsidiaries or affiliates.

6. Confidentiality

During and after the Employment Period, the Employee will not divulge or appropriate to his own use or to the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries.

7. Remedies

If at any time the Employee violates to a material extent any of the covenants or Agreements set forth in paragraphs 5 and 6, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. The Employee acknowledges that the Company would be irreparably injured by a violation of paragraph 5 or 6 and agrees that the Company shall be entitled to an injunction restraining the Employee from any actual or threatened breach of paragraph 5 or 6 or to any other appropriate equitable remedy without any bond or other security being required.

8. Amendment and Termination

This Agreement may be amended or cancelled by mutual Agreement of the parties without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof The Employment Period shall terminate as of the earliest of:

•	September 30, 2016;

•	The last day of the month in which the date of the Employee’s death occurs; or the date on which the Company gives notice to the Employee if such termination is for Cause or Disability.

•	For purposes of this Agreement, “Cause” means the Employee’s gross misconduct resulting in material damage to the Company or willful and material breach of this Agreement.

9. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal Employee offices or to the Employee at the last address filed by him in writing with the Company, as the case may be.

10. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

11. Successors

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

12. Applicable Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of California.

13. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/S/ CARL KUKKONEN

Carl Kukkonen

VIASPACE Inc.
By:	/S/ KEVIN SCHEWE

Kevin Schewe, Chairman VIASPACE Board of Directors